Exhibit (a)(34)

The MainStay Funds

MainStay Global High Income Fund

MainStay MAP Fund

Redesignation of Series of Shares

of Beneficial Interest, Par Value $0.01 Per Share

The undersigned, being at least a majority of the Trustees of The MainStay Funds, a Massachusetts business trust (“Trust”), acting pursuant to Article V, Section 5.11 and Article VIII, Section 8.3 of the Trust’s Declaration of Trust dated January 9, 1986, as amended and restated on August 19, 2016 (“Declaration of Trust”), deeming it desirable to make changes to the Declaration of Trust that do not materially adversely affect the rights of the Trust’s shareholders, hereby amend the Declaration of Trust s follows:

1.       Effective as of February 28, 2017, the series of the Trust presently designated as: (i) “MainStay Global High Income Fund” was redesignated as “MainStay Emerging Markets Debt Fund; and (ii) “MainStay MAP Fund” was redesignated as “MainStay MAP Equity Fund,” and all other terms and conditions regarding the designation of that series contained in the Amended and Restated Establishment and Designation of Additional Series, as thereafter amended, remain in full force and effect.

Dated: December 14, 2016

/s/ Susan B. Kerley	/s/ Alan R. Latshaw
Susan B. Kerley	Alan R. Latshaw

/s/ Peter Meenan	/s/ Christopher O. Blunt
Peter Meenan	Christopher O. Blunt

/s/ Richard H. Nolan	/s/ Richard S. Trutanic
Richard H. Nolan	Richard S. Trutanic

/s/ David H. Chow	/s/ Jacques J. Perold
David H. Chow	Jacques J. Perold

/s/ John A. Weisser, Jr.
John A. Weisser Jr.